AMENDMENT TO
                    INVESTMENT MANAGEMENT SERVICES AGREEMENT



Part Two: COMPENSATION TO INVESTMENT MANAGER, paragraph (1)(b)(i)(A), of the Investment Management Services Agreement between AXP International Series, Inc., on behalf of its underlying series, AXP European Equity Fund and AXP International Fund, and American Express Financial Corporation dated December 1, 2002, is modified as follows for AXP International Fund. All other provisions of the agreement remain in full force and effect.

         (A) Determining the difference in performance (the "Performance Difference") between the Fund and an index of similar funds (the "Index"), as described in paragraph (b)(ii). For AXP International Fund the Index is the Lipper International Large-Cap Core Funds Index and for AXP European Equity Fund the Index is the Lipper European Funds Index.

IN WITNESS WHEREOF, the parties have executed this amendment as of the 1st day of July, 2004.


AXP INTERNATIONAL SERIES, INC.
         AXP European Equity Fund
         AXP International Fund


By: /s/  Leslie L. Ogg
    -------------------------------------------------
         Leslie L. Ogg
         Vice President



AMERICAN EXPRESS FINANCIAL CORPORATION


By: /s/  Paula R. Meyer
    -------------------------------------------------
         Paula R. Meyer
         Senior Vice President and General Manager - Mutual Funds